Exhibit 10.8

Policy No: E-6		Reissued:	October 1, 2004 (R)
Supercedes October 1999 (R)

Subject: Severance Pay	Plan and	Effective:	January 1, 1987
Summary Plan Description
Page No: 1 of 6

1.0	PURPOSE

To provide severance benefits to certain US employees of NATCO Group Inc. and its US subsidiaries and affiliates (collectively, “NATCO”) and other employees of NATCO located in the US who involuntarily lose their positions with NATCO under severance qualifying conditions. This document is intended to serve as both the official plan document and the summary plan description, as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.0	ELIGIBILITY

2.1 General Eligibility. An employee may be eligible for benefits under NATCO’s Severance Pay Plan (Plan) if he or she is:

a.	Employed at one of NATCO’s domestic (U.S.) facilities or a US employee on an international assignment, but who is not in any case a field employee of Total Engineering Services Team, Inc. or any of its subsidiaries; and

b.	A regular full-time employee (as described in section 3.1); and

c.	His or her employment is involuntarily terminated; and

d.	His or her termination of employment is due to a change in operations, a facility relocation or closing, or a reduction for other economic reasons, and the employee does not refuse or otherwise fail to accept another position that may be available with the facility/NATCO; or

e.	His or her termination of employment is the result of a sale or merger of all or part of NATCO’s business or assets, merger acquisition or other form of corporate reorganization and the employee is not offered a position by the acquiring or resulting company.

f.	If an employee resigns, abandons his or her job, fails to return from an approved leave of absence, initiates termination on any similar basis, or does not satisfy the criteria set forth in sections 2a – 2e of this policy, the employee will be ineligible for severance pay. In addition, employees will be ineligible for benefits if they are terminated for misconduct, unsatisfactory performance, or otherwise for cause which shall be determined solely at NATCO’s discretion.

2.2 Eligibility for Plan Benefits. An employee who meets the general eligibility requirements of this Plan will be eligible for benefits only if the employee receives written notification from NATCO of his or her eligibility to participate. To receive benefits under this Plan, employees may be required to sign a waiver and release of all labor and employment related claims against NATCO, its subsidiaries and affiliated entities, and its and their officers, directors, employees and benefit plans, in a form prepared by NATCO at the time of termination.

3.0	SCHEDULE OF BENEFITS

The amount of the benefits an employee receives will depend on the employee’s length of service as determined by his or her most recent hire (anniversary) date as shown in the Schedule of Severance Payment in Section 3.4 of this policy. Benefits will be based on the base salary, exclusive of overtime, shift differentials, bonus, commissions, etc. of the employee at the time of termination notification. Any performance or merit reviews that are pending or in process shall not affect the amount of any employee’s severance benefits. In addition, the benefits paid under this plan shall be inclusive of any termination notice pay an employee may be eligible to receive under the federal Workers Adjustment Retraining and Notification Act or any applicable state or local plant closing laws. Benefits will not be paid under this plan to any employee or officer of NATCO who receives payment of severance or change in control benefits under any other agreement or arrangement with NATCO or to any foreign employee on assignment in the US who would otherwise be entitled to statutory severance or redundancy payments under applicable foreign law.

3.1 Regular Full-Time Employees

All regular full-time employees who have completed a minimum of six months employment from their most recent date of hire (anniversary) will be entitled to compensation as defined by the Schedule of Severance Payments up to a maximum of 16 weeks base salary, depending on length of service. For purposes of this Section 3.1, a “regular full-time employee” is an individual who is classified by NATCO as a regular employee normally scheduled to work at least 30 hours each week.

If NATCO rehires an employee, his or her initial service time will not be counted in computation of severance if the employee is thereafter terminated.

3.2 Part-Time and Temporary Employees; Other Contingent Workers

No severance payments will be granted to any individuals who are characterized by NATCO as part-time or temporary employees, independent contractors, interns, cooperative or student employees, leased employees, or other similar category, even if that characterization is later changed.

3.3 Benefit Offset

An employee’s benefits under this plan may be reduced, at the discretion of the Plan Administrator, by any amounts the employee may owe NATCO (e.g. salary advances, vacation advances, unreconciled expenses, etc.).

3.4 Schedule of Severance Payments

Years of Service	Formula Factor (F.F.)	Years of Service	Formula Factor (F.F.)
30 Years	16.00	14 Years	10.50
29 Years	16.00	13 Years	9.75
28 Years	16.00	12 Years	9.00
27 Years	16.00	11 Years	8.25
26 Years	16.00	10 Years	7.50
25 Years	16.00	9 Years	6.75
24 Years	16.00	8 Years	6.00
23 Years	16.00	7 Years	5.25
22 Years	16.00	6 Years	4.50
21 Years	15.75	5 Years	3.75
20 Years	15.00	4 Years	3.00
19 Years	14.25	3 Years	2.25
18 Years	13.50	2 Years	1.50
17 Years	12.75	1 Year	1.00
16 Years	12.00	6 months to 1 Year	1.00
15 Years	11.25	Less than 6 months	- 0 -

4.0	VACATION PAYMENT

Employees entitled to vacation at the time of termination will be compensated under the terms of Vacation Policy D-2.

5.0	NOTICE PAY

As much notice of termination as is consistent with business conditions will be provided to each terminating employee. Employees will be entitled to up two week’s notice or pay in lieu of notice as appropriate and determined by business conditions and the Plan Administrator.

6.0	METHOD OF PAYMENT

The Plan Administrator will determine how benefits will be paid in its sole discretion. Employees entitled to severance under this policy will receive their benefits in either one lump sum payment or in installments coincident with their former employer’s then-current payroll cycle concluding with the month following the month in which the termination occurred. Employees enrolled in NATCO’s various benefit plans will be entitled to coverage as described within each such plan’s document. Medical coverage may be continued at active employee contribution rates through the month following the month in which termination occurred, with deductions made from either the lump sum or payroll cycle.

This period of group health insurance continuation will be applied against an employee’s entitlements under the Consolidated Omnibus Budget Reconciliation Act (COBRA). (You may contact NATCO’s Human Resources Department in Houston for details.)

7.0	SOURCE OF BENEFITS

NATCO will pay all benefits under this Plan from its general assets.

8.0	CLAIMS PROCEDURES

All claims concerning eligibility, participation, benefits, or other aspects of this Plan must be submitted in writing to the Plan Administrator, who may delegate the authority for review of the claims to a Plan Committee.

If a claim for benefits under this Plan is denied under the terms and conditions of this policy, the Plan Administrator must respond to the claimant within a reasonable period of time, but no more than 90 days from the date the claim was filed. The Plan Administrator in its sole discretion may extend the review period for an additional 90 days by notifying the claimant in writing.

If the Plan Administrator denies all or part of the claim, the Plan Administrator shall provide a written notice of denial to the claimant, to include (1) the specific reason or reasons for the adverse determination; (2) reference to the specific plan provisions on which the determination is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) a description of the plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review (as described below).

If the claimant wishes to appeal a denied claim, he or she must do so within 60 days of the Plan Administrator’s written denial or the effective date of the denial if there is no written denial, otherwise the claimant shall be deemed to have waived his or right to a review. In preparation for a review, the claimant may submit all relevant documentation and arguments to the Plan Administrator for consideration by the appeals committee.

The appeals committee will generally make a final, written determination of the claimant’s eligibility for benefits within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days after such receipt if special circumstances require an extension of time for processing the claim). In the event that the appeals committee confirms the denial of the claim, in whole or in part, the written notice will set forth, in a manner calculated to be understood by the claimant, (i) the specific reason(s) for upholding the denial, (ii) specific reference to the Plan provision(s) on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the employee’s claim for benefits (as defined under ERISA), and (iv) a statement of the claimant’s right to bring an action under ERISA Section 502(a).

The Plan Administrator and the appeals committee shall have the discretion to make any findings of fact needed in the administration of the policy, and will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion that they deem appropriate in their sole judgment. The Plan Administrator’s decisions and actions shall be final and binding, unless there is a timely appeal of a decision or action, in which case, the appeals committee’s decision or action shall be final and binding.

Pursuant to the terms of this Plan and applicable law, no legal action for benefits under the Plan shall be brought until this claims procedure has been exhausted.

9.0	AMENDMENT OR TERMINATION OF THE PLAN

NATCO reserves the right to amend or terminate the Plan at any time in its sole discretion, with or without advance notice.

10.0	YOUR RIGHTS UNDER ERISA

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare (severance) benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or lawsuit is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefit Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may

also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

11.0	GENERAL INFORMATION

11.1 The Plan is sponsored by National Tank Company, 2950 North Loop West, Ste. 700, Houston, TX 77092 (713) 683-9292.

11.2 Plan Administrator

National Tank Company’s Director of Human Resources is the administrator of the Plan who is appointed by the President of National Tank Company. The administrator of the Plan makes the rules and regulations necessary to administer the Plan. The administrator of the Plan shall have the responsibility and discretionary authority to interpret the terms of this Plan, to determine eligibility for benefits, and to determine the amount of such benefits. The interpretations and determinations of the administrator of the Plan shall be final and binding, unless determined by a court of competent jurisdiction to be arbitrary and capricious.

11.3 Type of Plan

The Plan is an unfunded welfare benefit severance pay plan.

11.4 Agent for Legal Process

NATCO’s General Counsel is the agent for service of legal process with respect to the plan. Any communications should be sent to:

General Counsel

National Tank Company

2950 N. Loop West

Suite 700

Houston, Texas 77092

Legal process may also be served on the administrator of the Plan at:

Director of Human Resources

Severance Plan Administration

National Tank Company

2950 N. Loop West

Suite 700

Houston, Texas 77092

11.5 Plan Year

The records of the Plan are kept on a calendar year basis.

11.6 Identification Number

Employees who have a need to discuss the Plan with a federal government agency, may need the following numbers:

Until December 31, 2004:

Plan Number 501

Employer ID#     -22-2906892

Commencing January 1, 2005:

Plan Number 502

Employer ID#     -13-2571945

12.0	AMENDMENT OR TERMINATION OF POLICY

NATCO reserves the right to modify, revoke, suspend, terminate or change any or all such plans, policies or procedures, in whole or in part, at any time with or without notice.